Exhibit 99.1

FOR IMMEDIATE RELEASE

Media:	Ellen Barry	Investors:	Lisa Capodici
	(614) 553-3858		(614) 757-5035
	ellen.barry@cardinalhealth.com		lisa.capodici@cardinalhealth.com

Cardinal Health Reports First-quarter Results for Fiscal Year 2018

•	Revenue increases 2 percent to $32.6 billion

•	GAAP[1] operating earnings decrease 51 percent to $262 million, and non-GAAP operating earnings decrease 9 percent to $610 million

•	GAAP diluted earnings per share decrease 63 percent to $0.36, and non-GAAP diluted earnings per share decrease 12 percent to $1.09

DUBLIN, Ohio, Nov. 6, 2017 - Cardinal Health (NYSE: CAH) today reported first-quarter fiscal year 2018 revenues of $32.6 billion, an increase of 2 percent. The company also reported a decline in GAAP operating earnings of 51 percent to $262 million and in non-GAAP operating earnings of 9 percent to $610 million. GAAP diluted earnings per share (EPS) decreased 63 percent to $0.36, while non-GAAP diluted EPS decreased 12 percent to $1.09.

“Fiscal year 2018 started largely as we expected and included strong performance from many of our business lines across the segments. With one quarter behind us, we remain comfortable with our full-year guidance. We’re excited to have closed the Patient Recovery transaction during Q1 and are pleased to report the integration is going well,” said George Barrett, chairman and CEO of Cardinal Health.

“I’d also like to thank our extraordinary colleagues who showed their commitment to serving both their communities and our customers in the midst of multiple recent natural disasters.”

Q1 FY18 summary

	Q1 FY18		Q1 FY17		Y/Y
Revenue	$32.6	billion	$32.0	billion	2%
Operating earnings	$262	million	$535	million	(51)%
Non-GAAP operating earnings	$610	million	$669	million	(9)%
Net earnings attributable to Cardinal Health, Inc.	$115	million	$309	million	(63)%
Non-GAAP net earnings attributable to Cardinal Health, Inc.	$346	million	$399	million	(13)%
Diluted EPS attributable to Cardinal Health, Inc.	$0.36		$0.96		(63)%
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.	$1.09		$1.24		(12)%

During the quarter, the company entered into an agreement to regain direct distribution of self-manufactured surgeon gloves in certain international markets. Restructuring costs associated with this agreement, as well as increased amortization of acquisition-related intangible assets as a result of the Patient Recovery business acquisition, reduced GAAP operating earnings in the current period.

Segment results
Pharmaceutical segment
First-quarter revenue for the Pharmaceutical segment increased 1 percent to $28.9 billion due to sales growth from specialty and pharmaceutical distribution customers, which was partially offset by the previously announced May 2017 expiration of a large, mail-order customer contract.

Segment profit for the quarter decreased 13 percent to $467 million. This decrease was driven by generics program performance, which includes the negative impact of generic pharmaceutical pricing changes partially offset by the benefits from Red Oak Sourcing. The costs related to the company’s ongoing investment in its Pharmaceutical IT platform also contributed to the decrease.

Cardinal Health

	Q1 FY18		Q1 FY17		Y/Y
Revenue	$28.9	billion	$28.8	billion	1%
Segment profit	$467	million	$534	million	(13)%
Medical segment
First-quarter revenue for the Medical segment increased 14 percent to $3.7 billion primarily driven by contributions from acquisitions and, to a lesser extent, new and existing customers.

Segment profit for the quarter increased 1 percent to $129 million. This was primarily driven by contributions from acquisitions, which were mostly offset by the previously disclosed reduced contribution from a Veterans Affairs contract. Segment profit for the quarter includes the impact of the Patient Recovery business inventory fair value step-up. Excluding the $42 million step-up in the quarter, year-over-year Medical segment profit growth was 34 percent.

	Q1 FY18		Q1 FY17		Y/Y
Revenue	$3.7	billion	$3.3	billion	14%
Segment profit	$129	million	$127	million	1%
Fiscal year 2018 outlook
The company does not provide GAAP EPS outlook because it is unable to reliably forecast most of the items that are excluded from GAAP EPS to calculate non-GAAP EPS. These items could cause EPS to differ materially from non-GAAP EPS. See "Use of Non-GAAP Measures" following the attached schedules for additional explanation.

The company reaffirms its fiscal year 2018 guidance range for non-GAAP diluted EPS of $4.85 to $5.10.

Additional first-quarter and recent highlights

•
Closed acquisition of Medtronic’s Patient Recovery business, which expands the Medical segment product offerings and includes well-established brands that fit naturally within the current medical products portfolio

•	Entered into an agreement that regains rights to distribute self-manufactured surgeon gloves directly in certain international markets

•	Announced a distribution agreement to make Cordis the exclusive distributor of Medinol coronary stents in the U.S.

•	Launched ConnectSource™, a new, cloud-based patient engagement platform from Cardinal Health Specialty Solutions to provide the biopharma industry with insights to make informed, data-driven decisions

•	Launched new grant opportunities from the Cardinal Health Foundation's Generation Rx program to address the opioid epidemic, which target four highly-affected states

Webcast
Cardinal Health will host a webcast today at 8:30 a.m. Eastern to discuss first-quarter results. To access the webcast and corresponding slide presentation, go to the Investor Relations page at ir.cardinalhealth.com. No access code is required.

Presentation slides and a webcast replay will be available at ir.cardinalhealth.com until Nov. 5, 2018.

Upcoming webcasted investor events

•	Cardinal Health 2017 Annual Meeting of Shareholders on Nov. 8 at 8 a.m. Eastern

About Cardinal Health
Cardinal Health, Inc. is a global, integrated healthcare services and products company, providing customized solutions for hospitals, healthcare systems, pharmacies, ambulatory surgery centers, clinical laboratories and physician offices worldwide. The company provides clinically proven medical products and pharmaceuticals and cost-effective solutions that enhance supply chain efficiency from hospital to home. Cardinal Health connects patients, providers, payers, pharmacists and manufacturers for integrated care coordination and better patient management. Because Cardinal Health helps ensure

Cardinal Health

pharmacists and the consumers they serve have access to medications they need while working to help prevent prescription drug diversion, the company and its education partners created Generation Rx, a national program to help prevent the misuse of prescription medications. Backed by nearly 100 years of experience, with approximately 50,000 employees in nearly 60 countries, Cardinal Health ranks #15 on the Fortune 500. For more information, visit cardinalhealth.com, follow @CardinalHealth on Twitter and connect on LinkedIn at linkedin.com/ company/cardinal-health.

1GAAP refers to U.S. generally accepted accounting principles. This news release includes GAAP financial measures as well as non-GAAP financial measures, which are financial measures not calculated in accordance with GAAP.  See “Use of Non-GAAP Measures” following the attached schedules for definitions of the non-GAAP financial measures presented in this news release, and see the attached schedules for reconciliations of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures.

Cardinal Health uses its website as a channel of distribution for material company information. Important information, including news releases, financial information, earnings and analyst presentations, and information about upcoming presentations and events is routinely posted and accessible on the Investor Relations page at ir.cardinalhealth.com. In addition, the website allows investors and other interested persons to sign up automatically to receive e-mail alerts when the company posts news releases, SEC filings and certain other information on its website.

Cautions Concerning Forward-Looking Statements
This news release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "will," "should," "could," "would," "project," "continue," "likely," and similar expressions, and include statements reflecting future results or guidance, statements of outlook and expense accruals. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include competitive pressures in Cardinal Health's various lines of business; the amount or rate of pharmaceutical price appreciation or deflation and the timing of and benefit from generic pharmaceutical introductions; the ability to maintain the benefits from the generic sourcing venture with CVS Health; risks associated with the recently completed acquisition of the Patient Recovery Business, including the ability to retain the acquired businesses’ customers and employees, the ability to successfully integrate the acquired businesses into our operations and the ability to achieve the expected synergies as well as accretion in earnings; the risk of non-renewal or a default under one or more key customer or supplier arrangements or changes to the terms of or level of purchases under those arrangements; uncertainties due to government health care reform including proposals to modify or repeal the Affordable Care Act; uncertainties with respect to U.S. tax or trade laws; changes in the distribution patterns or reimbursement rates for health care products and services; the effects of any investigation or action by any governmental or regulatory authority, including litigation relating to opioid distribution; and changes in foreign currency rates and the cost of commodities such as oil-based resins, cotton, latex and diesel fuel. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This news release reflects management's views as of November 6, 2017. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.

Schedule 1
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

	First Quarter
(in millions, except per common share amounts)	2018	2017	% Change
Revenue	$32,641	$32,039	2%
Cost of products sold	30,969	30,449	2%
Gross margin	1,672	1,590	5%

Operating expenses:
Distribution, selling, general and administrative expenses	1,062	920	15%
Restructuring and employee severance	132	9	N.M.
Amortization and other acquisition-related costs	183	122	N.M.
Impairments and (gain)/loss on disposal of assets, net	1	3	N.M.
Litigation (recoveries)/charges, net	32	1	N.M.
Operating earnings	262	535	(51)%

Other (income)/expense, net	2	(3)	N.M.
Interest expense, net	81	44	86%
Loss on extinguishment of debt	1	—	N.M.
Earnings before income taxes	178	494	(64)%

Provision for income taxes	61	184	(67)%
Net earnings	117	310	(62)%

Less: Net earnings attributable to noncontrolling interests	(2)	(1)	N.M.
Net earnings attributable to Cardinal Health, Inc.	$115	$309	(63)%

Earnings per common share attributable to Cardinal Health, Inc.:
Basic	$0.36	$0.97	(63)%
Diluted	0.36	0.96	(63)%

Weighted-average number of common shares outstanding:
Basic	316	320
Diluted	318	322

Schedule 2
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	September 30, 2017	June 30, 2017
Assets
Current assets:
Cash and equivalents	$1,181	$6,879
Trade receivables, net	8,382	8,048
Inventories, net	12,121	11,301
Prepaid expenses and other	2,041	2,117
Total current assets	23,725	28,345

Property and equipment, net	2,651	1,879
Goodwill and other intangibles, net	14,926	9,207
Other assets	638	681
Total assets	$41,940	$40,112

Liabilities, Redeemable Noncontrolling Interests and Shareholders’ Equity
Current liabilities:
Accounts payable	$19,202	$17,906
Current portion of long-term obligations and other short-term borrowings	935	1,327
Other accrued liabilities	2,270	1,988
Total current liabilities	22,407	21,221

Long-term obligations, less current portion	9,068	9,068
Deferred income taxes and other liabilities	3,758	2,877

Redeemable noncontrolling interests	12	118

Total Cardinal Health, Inc. shareholders' equity	6,678	6,808
Noncontrolling interests	17	20
Total shareholders’ equity	6,695	6,828
Total liabilities, redeemable noncontrolling interests and shareholders’ equity	$41,940	$40,112

Schedule 3
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	First Quarter
(in millions)	2018	2017
Cash flows from operating activities:
Net earnings	$117	$310

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	229	173
Loss on extinguishment of debt	1	—
Impairments and loss on sale of other investments	6	—
Impairments and loss on disposal of assets, net	1	3
Share-based compensation	17	23
Provision for bad debts	25	7
Change in operating assets and liabilities, net of effects from acquisitions:
Increase in trade receivables	(359)	(306)
Increase in inventories	(381)	(298)
Increase in accounts payable	1,296	279
Other accrued liabilities and operating items, net	229	(87)
Net cash provided by operating activities	1,181	104

Cash flows from investing activities:
Acquisition of subsidiaries, net of cash acquired	(6,139)	(9)
Additions to property and equipment	(67)	(100)
Purchase of available-for-sale securities and other investments	(3)	(52)
Proceeds from sale of available-for-sale securities and other investments	64	34
Proceeds from disposal of property and equipment	1	—
Proceeds from maturities of available-for-sale securities	—	17
Net cash used in investing activities	(6,144)	(110)

Cash flows from financing activities:
Payment of contingent consideration obligation	(15)	—
Net change in short-term borrowings	(6)	25
Net purchase of noncontrolling interests	(3)	(10)
Reduction of long-term obligations	(402)	(1)
Proceeds from interest rate swap terminations	—	14
Net tax withholdings from share-based compensation	(18)	(9)
Excess tax benefits from share-based compensation	—	30
Dividends on common shares	(150)	(149)
Purchase of treasury shares	(150)	(250)
Net cash used in financing activities	(744)	(350)

Effect of exchange rates changes on cash and equivalents	9	1

Net decrease in cash and equivalents	(5,698)	(355)
Cash and equivalents at beginning of period	6,879	2,356
Cash and equivalents at end of period	$1,181	$2,001

Schedule 4
Cardinal Health, Inc. and Subsidiaries
Segment Information

	First Quarter			First Quarter
(in millions)	2018	2017	(in millions)	2018	2017
Pharmaceutical			Medical

Revenue			Revenue
Amount	$28,920	$28,762	Amount	$3,724	$3,279
Growth rate	1%	14%	Growth rate	14%	12%

Segment profit			Segment profit
Amount	$467	$534	Amount	$129	$127
Growth rate	(13)%	(19)%	Growth rate[1]	1%	26%
Segment profit margin	1.61%	1.86%	Segment profit margin	3.45%	3.87%

1 Segment profit includes a $42 million impact from the roll-out of the inventory fair value step up related to the Patient Recovery acquisition for the three months ended September 30, 2017. Excluding the impact of the inventory fair value step up, Medical segment profit would have increased 34% for the three months ended September 30, 2017.
Supplemental Consolidated Information
Total consolidated revenue for the three months ended September 30, 2017 was $32,641 million, which included total segment revenue of $32,644 million and Corporate revenue of $(3) million. Total consolidated revenue for the three months ended September 30, 2016 was $32,039 million, which included total segment revenue of $32,041 million and Corporate revenue of $(2) million. Corporate revenue consists primarily of elimination of inter-segment revenue and other revenue not allocated to the segments.
Total consolidated operating earnings for the three months ended September 30, 2017 were $262 million, which included total segment profit of $596 million and Corporate costs of $(334) million. Total consolidated operating earnings for the three months ended September 30, 2016 were $535 million, which included total segment profit of $661 million and Corporate costs of $(126) million. Corporate includes, among other things, LIFO charges/(credits), restructuring and employee severance, amortization and other acquisition-related costs, impairments and (gain)/loss on disposal of assets, litigation (recoveries)/charges, net and certain investment spending that are not allocated to the segments.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

		Operating	Earnings	Provision
		Earnings	Before	for		Net		Diluted
	Operating	Growth	Income	Income	Net	Earnings[2]	Diluted	EPS[2]
(in millions, except per common share amounts)	Earnings	Rate	Taxes	Taxes	Earnings[2]	Growth Rate	EPS[2]	Growth Rate
	First Quarter 2018
GAAP	$262	(51)%	$178	$61	$115	(63)%	$0.36	(63)%
Restructuring and employee severance	132		132	47	85		0.27
Amortization and other acquisition-related costs	183		183	58	125		0.40
Impairments and (gain)/loss on disposal of assets	1		1	—	1		—
Litigation (recoveries)/charges, net	32		32	13	19		0.06
Loss on extinguishment of debt	—		1	1	—		—
Non-GAAP	$610	(9)%	$527	$180	$346	(13)%	$1.09	(12)%

	First Quarter 2017
GAAP	$535	(14)%	$494	$184	$309	(19)%	$0.96	(17)%
Restructuring and employee severance	9		9	4	5		0.02
Amortization and other acquisition-related costs	122		122	40	82		0.25
Impairments and (gain)/loss on disposal of assets	3		3	1	2		0.01
Litigation (recoveries)/charges, net	1		1	—	1		—
Non-GAAP	$669	(9)%	$629	$229	$399	(13)%	$1.24	(10)%

1For more information on these measures, refer to the Use of Non-GAAP Financial Measures and Definitions schedules.
2attributable to Cardinal Health, Inc.
The sum of the components may not equal the total due to rounding.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Cardinal Health, Inc. and Subsidiaries

Use of Non-GAAP Measures
This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP").
In addition to analyzing our business based on financial information prepared in accordance with GAAP, we use these non-GAAP financial measures internally to evaluate our performance, engage in financial and operational planning and determine incentive compensation because we believe that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of our underlying, ongoing business. We provide these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results on a year-over-year basis and in comparing our performance to that of our competitors. However, the non-GAAP financial measures that we use may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth below should be carefully evaluated.
Exclusions from Non-GAAP Financial Measures
Management believes it is useful to exclude the following items from the non-GAAP measures presented in this earnings release for its own and for investors’ assessment of the business for the reasons identified below:

•
LIFO charges and credits are excluded because the factors that drive last-in first-out ("LIFO") inventory charges or credits, such as pharmaceutical manufacturer price appreciation or deflation and year-end inventory levels (which can be meaningfully influenced by customer buying behavior immediately preceding our fiscal year-end), are largely out of our control and cannot be accurately predicted. The exclusion of LIFO charges from non-GAAP metrics facilitates comparison of our current financial results to our historical financial results and to our peer group companies’ financial results.

•
Restructuring and employee severance costs are excluded because they relate to programs in which we fundamentally change our operations and because they are not part of the ongoing operations of our underlying business.

•
Amortization and other acquisition-related costs are excluded primarily for consistency with the presentation of the financial results of our peer group companies. Additionally, costs for amortization of acquisition-related intangible assets are non-cash amounts, which are variable in amount and frequency and are significantly impacted by the timing and size of acquisitions, so their exclusion facilitates comparison of historical, current and forecasted financial results. We also exclude other acquisition-related costs, which are directly related to an acquisition but do not meet the criteria to be recognized on the acquired entity’s initial balance sheet as part of the purchase price allocation. These costs are also significantly impacted by the timing, complexity and size of acquisitions.

•
Impairments and gain or loss on disposal of assets are excluded because they do not occur in or reflect the ordinary course of our ongoing business operations and are inherently unpredictable in timing and amount, and in the case of impairments, are non-cash amounts, so their exclusion facilitates comparison of historical, current and forecasted financial results.

•
Litigation recoveries or charges, net are excluded because they often relate to events that may have occurred in prior or multiple periods, do not occur in or reflect the ordinary course of our business and are inherently unpredictable in timing and amount.

•
Loss on extinguishment of debt is excluded because it does not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of this type of charge is not consistent and is significantly impacted by the timing and size of debt financing transactions.

The tax effect for each of the items listed above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded. The gross, tax and net impact of each item are presented with our GAAP to non-GAAP reconciliations.
Forward Looking Non-GAAP Measures
In this earnings release, the Company presents its outlook for fiscal 2018 non-GAAP EPS.  The Company does not provide EPS outlook, which is the most directly comparable GAAP measure to non-GAAP EPS, because changes in the items that the Company excludes from EPS to calculate non-GAAP EPS, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on an EPS outlook.
The timing and amount of any of the excluded items could significantly impact the Company’s fiscal 2018 EPS. Over the past five fiscal years, the excluded items have lowered the Company’s EPS from $0.47 to $2.76, which includes a goodwill impairment charge of $2.32 per share related to our Nuclear Pharmacy Services division that we recognized in fiscal 2013.

Cardinal Health, Inc. and Subsidiaries

Definitions
Non-GAAP operating earnings: operating earnings excluding (1) LIFO charges/(credits), (2) restructuring and employee severance, (3) amortization and other acquisition-related costs, (4) impairments and (gain)/loss on disposal of assets, and (5) litigation (recoveries)/charges, net.
Non-GAAP earnings before income taxes: earnings before income taxes excluding (1) LIFO charges/(credits), (2) restructuring and employee severance, (3) amortization and other acquisition-related costs, (4) impairments and (gain)/loss on disposal of assets, (5) litigation (recoveries)/charges, net, and (6) loss on extinguishment of debt.
Non-GAAP net earnings attributable to Cardinal Health, Inc.: net earnings attributable to Cardinal Health, Inc. excluding (1) LIFO charges/(credits), (2) restructuring and employee severance, (3) amortization and other acquisition-related costs, (4) impairments and (gain)/loss on disposal of assets, (5) litigation (recoveries)/charges, net, and (6) loss on extinguishment of debt, each net of tax.
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.: non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted-average shares outstanding.